EXHIBIT 22


                              LIST OF SUBSIDIARIES

         The following is a list of subsidiaries of the registrant. All such subsidiaries do business under their corporate name.

                                                            JURISDICTION OF
        SUBSIDIARY                                           INCORPORATION

A&B Plastics, Inc.                                             Virginia

A&B Plastics-Southwest, Inc.                                   Virginia

Duall Plastics, Inc.                                           Virginia

Filpac Inc.                                                    Canada

Porth Plastic Company                                          Virginia

Southern Plastics Company                                      Virginia

Tri-Lite Plastics, Inc.                                        Virginia

Tri-Lite Plastics-South, Inc.                                  Virginia